Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Petroleum Development Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 File Number 333-126444 (2005 Non-Employee Director Restricted Stock Plan); File Number 333-118215 (2004 Long-Term Equity Compensation Plan); File Number 333-118222 (Non-Employee Director Deferred Compensation Plan); and File Numbers 333-111825, 333-111824, and 333-111823 (PDC Stock Option Plans) of our report dated March 30, 2005, except as to the restatement discussed in note 22 to the consolidated financial statements which is as of December 2, 2005, with respect to the consolidated balance sheets of Petroleum Development Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, and our report dated March 30, 2005 except as to the second through fourth paragraphs of Management's Annual Report on Internal Control over Financial Reporting (as restated), which are as of December 2, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Petroleum Development Corporation.

Our report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Petroleum Development Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its revised assessment the following material weaknesses as of December 31, 2004:

•         The Company did not have effective policies and procedures, or personnel with sufficient technical expertise to properly account for derivative transactions in accordance with generally accepted accounting principles. Specifically, the Company's policies and procedures relating to derivatives transactions were not designed effectively such that each of the requirements for hedge accounting were evaluated appropriately with respect to the Company's commodity based derivatives and interest rate swap. Additionally, the Company's policies and procedures relating to the derivative transactions entered into on behalf of affiliated partnerships were not adequate to ensure these transactions were recorded properly in the financial statements.

•         The Company did not have effective policies and procedures, or personnel with sufficient technical expertise to ensure compliance with appropriate accounting principles for its oil and gas properties. Specifically, the Company's policies and procedures were not designed effectively to ensure that the calculation of depreciation and depletion and the determination of impairments were performed in accordance with the applicable authoritative accounting guidance.

•         The Company did not have effective policies and procedures, or personnel with sufficient technical expertise to ensure that its accounting for asset retirement obligations complied with generally accepted accounting principles. Specifically, the Company's policies and procedures regarding the estimate of the fair value of the asset retirement obligations were not designed effectively to ensure that it was estimated in accordance with FAS No. 143, Asset Retirement Obligations.

•         The Company did not have effective policies and procedures, or personnel with sufficient technical expertise to ensure proper accounting and disclosure for income taxes. Specifically, the Company's policies and procedures did not provide for appropriate supervisory review of permanent and temporary differences to ensure that they were properly reflected and disclosed in the Company's financial statements.

Our report on the consolidated financial statements refers to a restatement of the consolidated financial statements and to a change in the method of accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

December 8, 2005